                                                      REGISTRATION NO. 333-25325
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ACORN PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3423                        22-3265462
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                            ------------------------

                                                              GAVRIL MIHALY
                                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
              500 DUBLIN AVENUE                             500 DUBLIN AVENUE
             COLUMBUS, OHIO 43215                          COLUMBUS, OHIO 43215
                (614) 222-4400                                (614) 222-4400
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S   TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                                                                  AGENT
         PRINCIPAL EXECUTIVE OFFICES)                          FOR SERVICE)
                                      WITH COPIES TO:
            CONOR D. REILLY, ESQ.                       CHRISTOPHER M. KELLY, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                    JONES, DAY, REAVIS & POGUE
               200 PARK AVENUE                             901 LAKESIDE AVENUE
        NEW YORK, NEW YORK 10166-0193                     CLEVELAND, OHIO 44114
                (212) 351-4000                                (216) 586-3939

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the Offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. (the "NASD") filing fee and the Nasdaq National Market listing fee are estimated.

    Securities and Exchange Commission registration fee......................  $    17,000
    NASD filing fee..........................................................        6,100
    Printing and engraving expenses..........................................      300,000
    Accounting fees and expenses.............................................      200,000
    Legal fees and expenses..................................................      200,000
    Nasdaq National Market listing fee.......................................       36,000
    Fees and expenses (including legal fees) for qualifications under state
      securities laws........................................................       10,000
    Transfer agent's fees and expenses.......................................        5,000
    Miscellaneous............................................................      225,900
                                                                                   -------
         Total...............................................................  $ 1,000,000
                                                                                   =======

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act, except as follows:

          (a) In December 1993, Acorn issued a subordinated promissory note in the aggregate principal amount of $25 million to several investment funds and accounts (the "TCW Funds") managed by affiliates of the TCW Group, Inc. This note was restated in May 1994.

          (b) In May 1994, Acorn issued a subordinated promissory note in the aggregate principal amount of approximately $6.4 million to the TCW Funds.

          (c) Pursuant to the terms of an employment agreement dated as of January 1994 between Acorn and Joseph I. Duffy, Acorn granted to Mr. Duffy an option to purchase 63,624 shares of Common Stock. The vesting schedule and exercise price per share were determined based on certain profitability targets. Options to purchase 15,906 shares of Common Stock vested in fiscal 1995 and options to purchase 15,906 and 31,812 shares of Common Stock expired in fiscal 1995 and fiscal 1996, respectively.

          (d) Pursuant to the terms of an employment agreement dated as of January 1994 between Acorn and Gabe Mihaly, Acorn granted to Mr. Mihaly an option to purchase 47,718 shares of Common Stock. The vesting schedule and exercise price per share were determined based on certain profitability targets. Options to purchase 11,568 shares of Common Stock vested in fiscal 1995, options to purchase 5,784 shares and 17,352 shares of Common Stock vested and expired, respectively, the nine months ended May 2, 1996 and options to purchase 5,784 shares and 7,230 shares of Common Stock will vest and expire, respectively, upon consummation of the Offering.

          (e) In May 1994, Acorn sold 17,352 shares of Common Stock to Joseph I. Duffy for an aggregate purchase price of $210,000.

          (f) In May 1994, Acorn sold 20,244 shares of Common Stock to Gabe Mihaly for an aggregate purchase price of $245,000.

          (g) Pursuant to the terms of an employment agreement dated as of August 1994 between Acorn and L. Edwin Donegan, Jr., Acorn granted to Mr. Donegan an option to purchase 15,906 shares of Common Stock. All such options expired.

          (h) Pursuant to the terms of an option agreement dated as of August 1, 1995, the Company granted John I. Leahy an option to purchase 14,460 shares of Common Stock at an exercise price of $12.10 per share. Mr. Leahy exercised the option with respect to 7,230 shares of Common Stock in each of November 1995 and November 1996.

          (i) In August 1996, Acorn issued 100 shares of Series A Preferred Stock to the TCW Funds as payment in full of approximately $8.6 million in accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996.

          (j) In December 1996, Acorn issued a subordinated promissory note in the aggregate principal amount of $6 million to the TCW Funds.

     The transactions set forth above were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act afforded by
(i) Section 4(2) thereof and/or Regulation D promulgated thereunder, as sales not involving a public offering, and/or (ii) Rule 701 promulgated thereunder, as sales by an issuer to employees, directors, officers, consultants or advisors pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The purchasers of the securities described above acquired such securities for their own account not with a view to any distribution thereof to the public.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits


EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement**
 2.1       Asset Purchase Agreement, dated as of February 19, 1997, between Greif Bros.
           Corporation and UnionTools, Inc.**
 3.1       Amended and Restated Certificate of Incorporation of Acorn Products, Inc.**
 3.2       Amended and Restated Bylaws of Acorn Products, Inc.**
 4.1       Specimen of Certificate for Common Stock**
 5.1       Opinion of Gibson, Dunn & Crutcher LLP**
10.1       Employment Agreement dated May 29, 1997, among the Company, UnionTools and Gabe
           Mihaly**
10.2.1     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and James B. Farland**
10.2.2     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and Thomas A. Hyrb**
10.2.3     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and Stephen M. Kasprisin**
10.2.4     Form of Employee Severance Agreement, dated as of June   , 1997 among the Company,
           UnionTools and J. Mitchell Dolloff**
10.3       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors**
10.4       Acorn Products, Inc. 1997 Stock Incentive Plan**
10.5       Standard Form of Acorn Products, Inc. Stock Option Agreement**
10.6       UnionTools, Inc. Retirement Plan for Salaried Employees**
10.7       Amendment No. 1 to UnionTools, Inc. Retirement Plan for Salaried Employees**
10.8       Acorn Products, Inc. Supplemental Pension Plan for Executive Employees**
10.9       Amended and Restated Credit Agreement between UnionTools and Heller Financial,
           Inc. dated as of May 20, 1997**
10.10      License Agreement, dated as of August 1, 1992, between The Scott Company and
           UnionTools**
10.11      Registration Rights Agreement, dated as of June 18, 1997, between Acorn Products,
           Inc. and various funds and accounts managed by TCW Special Credits**

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
10.12      Registration Rights Agreement, dated as of June 18, 1997, between Acorn Products,
           Inc. and OCM Principal Opportunities Fund, L.P.**
10.13      Letter dated May 30, 1997, between Acorn Products, Inc. and Kirkland Messina LLC**
11.1       Statement re computation of earnings per share (See Note 14 of the Notes to the
           Consolidated Financial Statements)**
21.1       Subsidiaries of the Registrant**
23.1       Consent of Ernst & Young LLP
23.2       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1       Power of Attorney (included in signature page to registration statement)**
27.1       Financial Data Schedule**


---------------
** Previously filed.

     (B) Financial Statement Schedules

SCHEDULE
 NUMBER                                   DESCRIPTION OF SCHEDULE
--------     ----------------------------------------------------------------------------------
    I        Condensed Financial Information of Registrant
   II        Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 23, 1997.


                                          ACORN PRODUCTS, INC.

                                          By: /s/ GAVRIL MIHALY
                                            ------------------------------------
                                            Gavril Mihaly
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacity indicated on June 23, 1997.


                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------

              /s/ GAVRIL MIHALY                     Chief Executive Officer and President
---------------------------------------------           (Principal Executive Officer)
                Gavril Mihaly

          /s/ STEPHEN M. KASPRISIN                  Chief Financial Officer and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
            Stephen M. Kasprisin

             /s/ CONOR D. REILLY                            Chairman of the Board
---------------------------------------------
               Conor D. Reilly

                                                                   Director
---------------------------------------------
              William W. Abbott

                      *                                            Director
---------------------------------------------
             Matthew S. Barrett

                      *                                            Director
---------------------------------------------
              Stephen A. Kaplan

                      *                                            Director
---------------------------------------------
                John I. Leahy

           *By: /s/ GAVRIL MIHALY
---------------------------------------------
                Gavril Mihaly
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                              PAGE
------     --------------------------------------------------------------------------    ----
 1.1       Form of Underwriting Agreement**..........................................
 2.1       Asset Purchase Agreement, dated as of February 19, 1997, between Greif
           Bros. Corporation and UnionTools, Inc.**..................................
 3.1       Amended and Restated Certificate of Incorporation of Acorn Products,
           Inc.**....................................................................
 3.2       Amended and Restated Bylaws of Acorn Products, Inc.**.....................
 4.1       Specimen of Certificate for Common Stock**................................
 5.1       Opinion of Gibson, Dunn & Crutcher LLP**..................................
10.1       Employment Agreement dated May 29, 1997, among the Company, UnionTools and
           Gabe Mihaly**.............................................................
10.2.1     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and James B. Farland**.........................................
10.2.2     Employee Severance Agreement, dated as of May 29, 1997, among the Company
           UnionTools and Thomas A. Hyrb**...........................................
10.2.3     Employee Severance Agreement, dated as of May 29, 1997, among the Company
           UnionTools and Stephen M. Kasprisin**.....................................
10.2.4     Form of Employee Severance Agreement, dated as of June   , 1997 among the
           Company, UnionTools and J. Mitchell Dolloff**.............................
10.3       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors**....
10.4       Acorn Products, Inc. 1997 Stock Incentive Plan**..........................
10.5       Standard Form of Acorn Products, Inc. Stock Option Agreement**............
10.6       UnionTools, Inc. Retirement Plan for Salaried Employees**.................
10.7       Amendment No. 1 to UnionTools, Inc. Retirement Plan for Salaried
           Employees**...............................................................
10.8       Acorn Products, Inc. Supplemental Pension Plan for Executive
           Employees**...............................................................
10.9       Amended and Restated Credit Agreement between UnionTools and Heller
           Financial, Inc. dated as of May 20, 1997**................................
10.10      License Agreement, dated as of August 1, 1992, between The Scott Company and UnionTools**..........................................................
10.11      Registration Rights Agreement, dated as of June 18, 1997, between Acorn
           Products, Inc. and various funds and accounts managed by TCW Special
           Credits**.................................................................
10.12      Registration Rights Agreement, dated as of June 18, 1997, between Acorn
           Products, Inc. and OCM Principal Opportunities Fund, L.P.**...............
10.13      Letter dated May 30, 1997, between Acorn Products, Inc. and Kirkland
           Messina LLC**.............................................................
11.1       Statement re computation of earnings per share (See Note 14 of the Notes to the Consolidated Financial Statements)**...............................
21.1       Subsidiaries of the Registrant**..........................................
23.1       Consent of Ernst & Young LLP..............................................
23.2       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)..........
24.1       Power of Attorney (included in signature page to registration statement)**..............................................................
27.1       Financial Data Schedule**.................................................


---------------
** Previously filed.